COACHMEN INDUSTRIES, INC.
423 N. Main • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

FOR IMMEDIATE RELEASE

Coachmen Industries, Inc.
Announces Sale of RV Group

Middlebury, Ind., Nov. 21, 2008 – “A wide range of rumors have swirled around the our company in recent months,” said Richard Lavers, CEO of Coachmen Industries, Inc.  “During that time, we have consistently responded that we would make an announcement if and when there was something to say, but in the meantime, we were focused on managing through the worst economic crisis our country has endured in our lifetimes.”

Lavers added:  “Today, we are pleased to announce that Coachmen Industries, Inc. has entered into an agreement for the strategic integration of Coachmen’s Recreational Vehicle Business by Forest River, a large, financially secure, diversified and well managed company with a proven track record of demonstrated success in the RV Industry.  Forest River will acquire most of the assets of Coachmen’s RV Business, including our brands, our product lines, our central manufacturing operations in Middlebury, Ind., and our dealership in Elkhart, Ind.

“For 44 years, Coachmen has been a leading and respected RV brand, employing thousands of dedicated and talented people in the communities where we have operated.  Forest River is one of the largest and most profitable companies in the RV industry.  The synergies of these two combined RV businesses are tremendous. Importantly, Forest River has agreed to offer continued employment to almost 85% of our RV Group employees in Indiana. Some will be able to interview with Forest River to explore career opportunities. Others will be transferred to the continuing operations of Coachmen Industries, Inc.

“With this transaction, we secure the future for this proud brand, and the employees of our RV Group.  This announcement will also end the speculation over whether Coachmen itself will survive these extraordinarily difficult times, and preserve the jobs of our employee base, in both our RV and Housing segments.  A healthy Coachmen Industries is clearly in the interests of all our stakeholders -- our shareholders, dealers and builders, our suppliers, vendors and other business partners, the communities where we do business, our customers and our employees.  Our Company will emerge from this transaction as a systems-built housing company with a growing specialty vehicle business.  The ARBOC Mobility bus previously unveiled this year will remain with Coachmen Industries.  Our headquarters will remain in the Middlebury/Elkhart area.  We will be financially sound with sufficient cash liquidity to not just survive, but to build our profitable housing businesses and continue our diversification into the bus and specialty vehicle transportation industries.

The full details of this transaction will be released at the appropriate time.  This transaction is subject to shareholder approval, which the Company expects to seek in December.  The Board of Directors of Coachmen Industries, Inc. has set November 25, 2008 as the Record date for the Special Shareholder meeting.  The actual Special Shareholder meeting is expected to be held as soon as practical after the Coachmen’s proxy statement clears the SEC.  The Company will file the preliminary proxy statement with the SEC as quickly as it can.

“There is still much to be done, but we look forward to a long and bright future for both these fine companies,” concluded Lavers.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN® , GEORGIE BOYTM, SPORTSCOACH®  and VIKING® . Through ALL AMERICAN HOMES® and MOD-U-KRAF®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMSTM products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings. While Coachmen has entered into an agreement, there can be no assurance that the transaction will be completed, or completed on Coachmen’s time schedule.

For more information:

 Thomas Gehl                                                                            or                           Colleen Zuhl
 Secretary and Director of Investor Relations                                                                Chief Financial Officer
 Coachmen Industries, Inc.                                                                                                Coachmen Industries, Inc.
 574-825-8776

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